Exhibit 14.1

Code of Conduct

Introduction

This Code of Conduct sets out the standards which the Board, management and employees of the Company are encouraged to comply with when dealing with each other, the Company’s security holders and the broader community.

Responsibilities to Security Holders

The Company aims:

●	to increase shareholder value within an appropriate framework which safeguards the rights and interests of security holders; and

●	to comply with systems of control and accountability which the Company has in place as part of its corporate governance with openness and integrity.

The Board, management and employees of the Company shall act in the best interests of the Company.

Responsibilities to Clients, Employees, Suppliers, Creditors, Customers and Consumers

The Company is to comply with all legislative and common law requirements which affect its business.

Employment Practices

The Company will employ the best available staff with skills required to carry out the role for which they are employed. The Company will ensure a safe workplace and maintain proper occupational health and safety practices.

Responsibility to the Community

The Company will recognise, consider and respect environmental, native title and cultural heritage issues which arise in relation to the Company’s activities and comply with all applicable legal requirements.

Responsibility to the Individual

The Company recognises and respects the rights of individuals and will comply with the applicable legal rules regarding privacy and confidential information.

Obligations Relative to Fair Trading and Dealing

The Company will deal with others in a way that is fair and will not engage in deceptive practices.

Business Courtesies, Bribes, Facilitation Payments, Inducements and Commissions

Corrupt practices are unacceptable to the Company. It is prohibited for the Company or its directors, managers, or employees to directly or indirectly offer, pay, solicit, or accept bribes or any other corrupt arrangements.

Conflicts of Interest

The Board, management and employees (each being an “Insider”) shall report any situations where there is a real or apparent conflict of interest between them as individuals and the interest of the Company. Where a real or apparent conflict of interest arises, the matter should be brought to the attention of the Chairperson in the case of a Board member or the Chief Executive Officer, the Chief Executive Officer in the case of a member of management and a supervisor in the case of an employee, so that it may be considered and dealt with in an appropriate manner.

A conflict of interest arises any time such a person has a duty or interest that may conflict with the proper and impartial fulfillment of such person’s duties, responsibilities or obligations to the Company, such as:

●	making an investment that may affect his/her business decisions;

●	owning a meaningful financial interest in, or being employed by, an organization that competes with or whose interests could reasonably be expected to conflict with those of the Company;

●	owning a meaningful interest in, or being employed by, an organization that does, or seeks to do, business with the Company;

●	making a decision on a matter where such person’s self-interests may reasonably call into question the appropriateness of the decision; and

●	being employed by or accepting compensation from any other person as a result of business activity or prospective business activity affecting the Company.

No Insider shall direct, or seek to direct, any Company business to any business enterprise in which the Insider or his or her family has a meaningful ownership position or serves in a leadership capacity.

No Insider shall seek or accept for his or her self or for any family member any favors, preferential treatment, special benefits, gifts, loans or other consideration as a result of such Insider’s association with a business associate or with the company, except those customary and usual benefits directly provided by a business associate of the Company.

If requested by the Chairperson, a Board member who has a conflict of interest (or in the case of the Chairperson, if requested by the Deputy Chairperson) shall leave a Board meeting but only for such period as the Board meeting is addressing the specific matter in relation to which the Board member has a conflict of interest.

Corporate Opportunities and Transactions with Business Associates

Insiders and their family members must not profit, directly or indirectly, due to their position in the Company to the detriment, or at the expense, of the Company or any of its business associates. No Insider shall take for his or her own advantage any business opportunity for profit, which he or she learns about as a result of his or her position with the Company.

Confidentiality

No Insider or a family member of an Insider:

●	shall discuss with, or inform others about, any actual or contemplated business transaction by the Company or any business associate except as required in the performance of the Insider’s employment duties and then only for the benefit of the Company or the business associate, as appropriate, and in no event for personal gain or for the benefit of any other third party;

●	shall give any information to any third party about any pending or proposed business transaction of the Company or its business associates unless expressly authorized to do so by the Company’s CEO; or

●	other than the Company’s CEO, CFO or Chairman of the Board may discuss the Company or its business associates with any member of the press or media except with the prior authorization of the Company’s CEO, CFO or Chairman of the Board.

Document Retention

The Company will comply fully with all applicable laws and regulations concerning the retention and preservation of records. All Insiders shall comply fully with the Company’s policies regarding the retention and preservation of records. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities.

If the existence of a subpoena or impending government investigation becomes known to an Insider, he or she must immediately contact the CEO and Chair of the Company’s Audit Committee of the Board, if such Audit Committee is in place. If there is not an Audit Committee in place, he or she must immediately contact the Company’s CFO. Insiders must retain all records and documents that may be responsive to a subpoena or pertain to an investigation.

Reporting and Treatment of Violations

Persons who become aware of or suspect violations of this Code of Conduct should report such suspected violations promptly to the Chair of the Company’s Audit Committee of the Board if such Audit Committee is in place. If there is not an Audit Committee in place, he or she must immediately contact the Chairman of the Board if such person is different than the Company’s CEO, if such person is not, than the person should immediately contact another member of the Company’s Board. To assist in the response to or investigation of the alleged violation, the report should contain as much specific information as possible to allow for proper assessment of the nature, extent and urgency of the alleged violation. Without limiting the foregoing, the report should, to the extent possible, contain the following information:

●	the alleged event, matter or issue that is subject of the alleged violation;

●	the name of each person involved;

●	if the alleged violation involves a specific event or events, the approximate date and location of each event; and

●	any additional information, documentation or other evidence available relating to the alleged violation.

●	the Audit Committee of the Board, if one is in place, if not, the entire Board, shall have the power to monitor, investigate, make determinations and take action with respect to violations of this Code of Conduct. In determining whether a violation of this Code has occurred, the Audit Committee of the Board, if one is in place, if not, the entire Board, may take into account:

●	the nature and severity of the violation;

●	whether the violation was a single occurrence or involved repeated occurrences;

●	whether the violation appears to have been intentional or inadvertent;

●	whether the person in question had been advised prior to the violation as to the proper course of action;

●	whether the person in question had committed other violations in the past; and

●	such other facts and circumstances as the Audit Committee of the Board shall deem advisable in the context of the alleged violation.

Consequences of Violations

If a violation is substantiated, the Board, upon recommendation of the Audit Committee of the Board, may impose such sanctions or take such actions as it deems appropriate, including, but not limited to, the following:

●	disciplinary action (including censure, re-assignment, demotion, suspension or termination);

●	pursuit of any and all remedies available to the Company in equity or at law for any damages or harm resulting from a violation, including injunctive relief; and

●	referral of matters to appropriate legal or regulatory authorities for investigation and prosecution.

Requests for Waivers and Changes in Code of Conduct

●	A waiver of a provision of this Code of Conduct shall be requested whenever there is reasonable likelihood that a contemplated action will violate the Code of Conduct. Any waiver (including an implicit waiver) that constitutes a material departure from a provision of this Code of Conduct shall be publicly disclosed on a timely basis, to the extent required by applicable rules and regulations of the SEC and the ASX Listing Rules. In addition, any amendments to this Code of Conduct (other than technical, administrative or other non-substantive amendments) shall be publicly disclosed on a timely basis, to the extent required by applicable rules and regulations of the SEC and the ASX Listing Rules.

Compliance with the Code of Conduct

Any breach of compliance with this Code of Conduct is to be reported directly to the Chairperson.

Periodic Review of Code

The Company will monitor compliance with this Code of Conduct periodically by liaising with the Board, management, and staff. Suggestions for improvements or amendments to this Code of Conduct can be made at any time to the Chairperson.

Every director and employee is required to sign this Code of Conduct.

I have received, read and understand this Code of Conduct:

Signed:

Name:

Date:

Employee	Director

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